EXHIBIT 99.1

Contact:	Harriss T. Currie
Vice President, Finance and Chief Financial Officer
512-219-8020
hcurrie@luminexcorp.com
LUMINEX CORPORATION REACHES SETTLEMENT
WITH RULES BASED MEDICINE, INC.
AUSTIN, Texas (October 15, 2007) — Luminex Corporation (NASDAQ:LMNX) today announced that it has settled the pending litigation with Rules Based Medicine, Inc (“RBM”). As part of the settlement, Luminex received a cash payment of $12.5 million. The cash payment was made by RBM in exchange for resolution of the dispute between the companies regarding Biophysical Corporation as well as the retirement of Luminex’s stock ownership in RBM and the grant of certain additional licensing rights from Luminex. All other terms of the agreement are confidential. The parties intend to formally dismiss the lawsuit, as required by the Settlement Agreement.
Luminex Corporation develops, manufactures and markets proprietary biological testing technologies with applications throughout the life sciences industry. The Company’s xMAP® system is an open-architecture, multi-analyte technology platform that delivers fast, accurate and cost-effective bioassay results to markets as diverse as pharmaceutical drug discovery, clinical diagnostics and biomedical research, including the genomics and proteomics research markets. The Company’s xMAP technology is sold worldwide and is in use in leading research laboratories as well as major pharmaceutical, diagnostic and biotechnology companies. Further information on Luminex Corporation or xMAP can be obtained on the Internet at http://www.luminexcorp.com .